Exhibit 4.1
Standard & Poor’s
A Division of the McGraw-Hill Companies

55 Water Street, 45th Floor	Frank A. Ciccotto, Jr.
New York, New York 10041	Managing Director
Tel 212-438-4417	E-Business Services
Fax 212-438-7748
frank ciccotto@standardandpoors.com

October 30, 2002

Salomon Smith Barney Inc.
300 1st Stamford Place, 4th Floor
Stamford, Connecticut 06902

JPMorgan Chase Bank
4 Chase MetroTech Center
3rd Floor
Brooklyn, N.Y. 11245

Re:	Tax Exempt Securities Trust, Intermediate Term Trust 56, National Trust 329 (Insured), Florida Trust 120, New Jersey Trust 161 and New York Trust 217

Gentlemen:

We have examined Registration Statement File Nos. 333-98689, 333-100274, 333-91836, 333-99321 and 333-99327 for the above-mentioned trusts. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. is currently acting as the evaluator for the trusts. We hereby consent to the use in the Registration Statement of the reference to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolios are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

/S/ FRANK A. CICCOTTO
FRANK A. CICCOTTO Vice President